Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 9, 2010 with respect to the balance sheet of Younan Properties, Inc. and with respect to the combined financial statements and schedule of Younan Properties, Inc. Predecessor, both included in Amendment No. 3 to the Registration Statement on Form S-ll (No. 333-165980) and related prospectus of Younan Properties, Inc. for the registration of its common stock.
/s/ Ernst & Young LLP
Los Angeles, California
July 2, 2010